Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT VOLUNTARILY CONDUCTS INTERNAL REVIEW IN RESPONSE TO INQUIRY FROM CONNECTICUT ATTORNEY GENERAL RECEIVED IN JULY 2014

—Company Concludes It Is in Compliance with Applicable Laws and Regulations

Philadelphia, PA — September 16, 2014 — Lannett Company, Inc. (NYSE: LCI) today announced that upon receipt of the subpoena from the State of Connecticut Office of the Attorney General it voluntarily engaged outside counsel and other experts to conduct an internal review focusing on the company’s pricing practices for digoxin.  The review has been completed and the company concluded that it has acted in compliance with applicable laws and regulations with regard to the pricing of digoxin.

As previously announced, the company received interrogatories and a subpoena in July 2014 from the State of Connecticut Office of the Attorney General concerning its investigation into pricing of digoxin.  According to the subpoena, the Connecticut Attorney General is investigating whether anyone engaged in any activities that resulted in (a) fixing, maintaining or controlling prices of digoxin or (b) allocating and dividing customers or territories relating to the sale of digoxin in violation of Connecticut antitrust law.

“We have and will continue to fully cooperate with the Connecticut Attorney General’s ongoing investigation.  Furthermore, we acted quickly to conduct an exhaustive review of our pricing practices,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Results of the review, which included the examination of well over 700,000 documents, confirm our belief that the company has and continues to adhere to applicable laws and regulations with regard to pricing of digoxin.  We took the inquiry from the Connecticut Attorney General very seriously and conducted the review, in part, to demonstrate to our stockholders and employees that we have acted in compliance with all applicable rules and regulations regarding the pricing of digoxin.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, management’s belief that the company is in compliance with applicable laws and regulations with regard to pricing of all of its products, especially digoxin, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #